INVESTOR CONTACTS:	MEDIA CONTACT:
Todd Fromer / Garth Russell	Barry Stagg
KCSA Strategic Communications	4Kids Entertainment
(212) 896-1215 / (212) 896-1250	(646) 822-4257
tfromer@kcsa.com / grussell@kcsa.com	bstagg@4kidsent.com

The Mirage Group Sells Teenage Mutant Ninja Turtles™ to Nickelodeon

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4Kids Entertainment to End Long-Standing Relationship as Teenage Mutant Ninja Turtles™ Licensing Agent and Production Partner

New York (October 21, 2009) – As previously announced, The Mirage Group, owners of the Teenage Mutant Ninja Turtles™ property, have sold the iconic brand to Nickelodeon – part of MTV Networks, a division of Viacom Inc. (NYSE: VIA, VIA.B). 4Kids Entertainment (NYSE: KDE) has received a payment of approximately $9.75 million at the Closing in consideration of its agreement to terminate its right to serve as the merchandise licensing agent prior to the scheduled expiration of the representation agreement in 2012. 4Kids may also receive an additional $1 million upon expiration of the escrow relating to the transaction.

The sale of the Turtles property, which has achieved popularity across the world, comes in its 25th anniversary year, with The Teenage Mutant Ninja Turtles having made their debut in an eponymous comic by TMNT co-creators Kevin Eastman and Peter Laird in May 1984. In the quarter century that followed, the Turtles brand embraced nearly every medium and product form: four of the most successful independent theatrical motion pictures of all time, over 350 half-hours of TV programming, Top 10 all-time sales status for worldwide sales of toy action figures, and over 600 worldwide merchandise licensees.

“This is a great deal for all parties,” said Alfred R. Kahn, Chairman and CEO of 4Kids Entertainment, Inc. “We congratulate our partners at Mirage on the sale of the Teenage Mutant Ninja Turtles to Nickelodeon and on their gracious recognition of the contribution made by 4Kids to re-launch the Teenage Mutant Ninja Turtles franchise in 2002 for a new generation of kids around the world. We also congratulate Nickelodeon on acquiring the rights to an outstanding boys’ property.”

“From 4Kids’ perspective, we received a $9.75 million capital injection at the Closing and a share of Turtles royalties through June 30, 2010,” added Kahn. “4Kids will also continue to air the Teenage Mutant Ninja Turtles television episodes that it co-produced with Mirage in “TheCW4Kids” block on the CW Network through the end of the 2009-2010 broadcast season."

4Kids, Mirage and Viacom will work together so that Turtles broadcast and merchandise licensees can be assured of a seamless transition which is expected to be completed by the end of the second quarter of 2010.

About The Mirage Group

The Mirage Group is a group of companies, including Mirage Studios, Inc., located in Northampton, Massachusetts, that owned and managed the Teenage Mutant Ninja Turtles property from its creation in 1984 through 2009.

About 4Kids Entertainment

Master licensing agent for Teenage Mutant Ninja Turtles, 4Kids Entertainment, Inc. (NYSE: KDE), is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children’s entertainment products, with U.S. headquarters in New York City, regional offices for its trading card business in San Diego, California and international offices in London and Hong Kong. Additional information is available on the www.4kidsentertainment.com corporate Web site and at the www.4kids.tv game station site.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company's properties and other factors could cause actual results to differ materially from the Company's expectations.

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